Exhibit 99.1

FBL Financial Group Reports Second Quarter 2008 Results

WEST DES MOINES, Iowa--(BUSINESS WIRE)--FBL Financial Group, Inc. (NYSE: FFG):

Financial Highlights
(Dollars in thousands, except per share data)
	Three months ended June 30,
	2008	2007
Net income (loss) applicable to common stock	($16,612)	$33,809
Operating income applicable to common stock	21,091	24,166
Earnings (loss) per common share (assuming dilution):
Net income (loss)	(0.56)	1.12
Operating income	0.70	0.80

FBL Financial Group, Inc. (NYSE: FFG) today reported a net loss for the second quarter of 2008 of $16.6 million, or $0.56 per common share, compared to net income of $33.8 million, or $1.12 per diluted common share, for the second quarter of 2007.

Operating Income(1). Operating income totaled $21.1 million for the second quarter of 2008, compared to $24.2 million in the second quarter of 2007. Diluted operating income per common share totaled $0.70 in the second quarter of 2008 compared to $0.80 in the second quarter of 2007. Operating income differs from the GAAP measure, net income (loss), in that it excludes the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

“FBL Financial Group’s second quarter operating results were much improved over the first quarter of this year and reflect solid operating performance by both Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. Top line growth was positive with an increase in premiums collected of 18 percent for Farm Bureau Life and 86 percent for EquiTrust Life. Additionally, following a quarter of increased death benefits, mortality experience for the second quarter of 2008 was in line with our expectations,” said Chief Executive Officer Jim Noyce. “These difficult economic times are challenging, but our solid fundamentals and financial strength continue to serve us well.”

Noyce added, “Difficult financial market conditions caused us to recognize significant investment impairments this quarter, primarily on asset backed securities which were impacted by the weakened residential real estate environment. While this is not positive, with these impairments we’ve addressed the group of assets causing us the most concern.”

Product Revenues Up. Premiums and product charges for the second quarter of 2008 increased six percent to $70.6 million from $66.9 million in the second quarter of 2007. Interest sensitive and index product charges increased 14 percent, while traditional life insurance premiums decreased slightly.

Premiums collected in the second quarter of 2008 increased 66 percent to $694.3 million from $418.6 million in the second quarter of 2007. This increase is due to growth from both FBL’s EquiTrust Life independent channel and its exclusive Farm Bureau Life distribution channel. The EquiTrust Life independent channel had $538.2 million of premiums collected in the second quarter of 2008, an increase of 93 percent over the second quarter of 2007. The Farm Bureau Life distribution channel had second quarter 2008 premiums collected of $145.8 million, an increase of 18 percent, reflecting a 76 percent increase in traditional annuity sales, a two percent increase in traditional and universal life insurance sales and a 16 percent decline in variable sales.

Investment Income. Net investment income in the second quarter of 2008 increased 11 percent to $172.2 million from $154.6 million in the second quarter of 2007. This increase is due to an increase in average invested assets resulting primarily from inflows from Farm Bureau Life and EquiTrust Life. The annualized yield earned on average invested assets, with securities at cost, was 6.02 percent for the six months ended June 30, 2008, compared to 6.16 percent for the same period of 2007. The 2008 yield reflects a decrease in investment fee income, which includes income from bond calls, tender offers and mortgage loan prepayments and the reversal of net discount accretion on mortgage and asset-backed securities. Investment fee income totaled ($0.4) million in the second quarter of 2008 compared to $3.0 million in the second quarter of 2007.

Derivative Loss. FBL’s derivative loss totaled $31.7 million in the second quarter of 2008, compared to derivative income of $44.8 million in the second quarter of 2007. The derivative loss reflects the impact of a decrease in the value of the underlying market indices on which call options supporting FBL’s index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives (FAS 133), gains and losses on these call options are generally offset by a corresponding change in the value of index product embedded derivatives. Valuation adjustments made under FAS 133 have no relationship to any write down in value of an invested asset due to credit concerns.

Realized/Unrealized Losses on Investments. In the second quarter of 2008, FBL recognized net realized/unrealized losses on investments of $74.0 million compared to gains of $1.2 million in the second quarter of 2007. The realized/unrealized losses on investments of $74.0 million are attributable to gains on sales of $4.1 million, losses on sales of $0.1 million and losses due to securities that were deemed other-than-temporarily impaired of $78.0 million. These impaired securities consist primarily of Alt-A asset backed securities with second lien home equity loan collateral wrapped by one monoline bond insurer, Financial Guaranty Insurance Co. Due to increasing delinquencies by homeowners and the downgrade of the monoline bond insurer to below investment grade, this group of 13 securities was deemed other-than-temporarily impaired.

After taxes and other offsets, the impact of these realized losses on net income was $42.6 million.

Benefits and Expenses. Benefits and expenses totaled $170.4 million in the second quarter of 2008, compared to $223.3 million in the second quarter of 2007. The decrease in benefits and expenses is mainly attributable to the change in the value of index product embedded derivatives resulting primarily from a decline in the value of underlying market indices supporting the index annuity business. In accordance with FAS 133, the change in the value of index product embedded derivatives is generally offset by a corresponding change in derivative income or loss.

Operating Results by Segment. Consistent with prior quarters, the majority of FBL’s operating earnings are attributable to the traditional annuity and traditional and universal life insurance segments. Further detail and results by segment are provided in FBL's financial supplement, which is available on FBL's website, www.fblfinancial.com.

Assets Total $14.3 Billion. Total assets increased $325 million to $14.3 billion at June 30, 2008, from $13.9 billion at December 31, 2007. At June 30, 2008, 96 percent of the fixed maturity securities in FBL’s investment portfolio were investment grade debt securities. Reflecting a decline in the market value of investments, FBL’s book value per share decreased to $24.39 at June 30, 2008 from $29.98 at December 31, 2007. Book value per share excluding accumulated other comprehensive loss(3) decreased to $30.58 at June 30, 2008, from $31.19 at December 31, 2007.

Earnings Outlook. While subject to volatility resulting from a number of factors, including mortality experience and investment results, FBL maintains its full year 2008 operating income guidance of a range of $2.70 to $2.85 per common share. Because realized gains or losses on investments and unrealized gains and losses on derivatives cannot reasonably be estimated, FBL Financial Group only provides operating income guidance and not net income guidance.

Conference Call. FBL management will hold a conference call with investors to discuss second quarter 2008 results. The call will be held tomorrow, August 7, 2008, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's website, www.fblfinancial.com.

The statements in this release concerning FBL’s prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL’s reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

FINANCIAL INFORMATION AND NOTES FOLLOW

FBL Financial Group, Inc.
Consolidated Statements of Income (Loss) (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
REVENUES
Interest sensitive and index product charges	$31,785	$27,930	$60,906	$54,916
Traditional life insurance premiums	38,769	38,975	74,902	73,512
Net investment income	172,173	154,582	340,667	304,544
Derivative income (loss)	(31,685)	44,826	(130,581)	40,949
Realized/unrealized gains (losses) on investments	(74,021)	1,156	(103,368)	2,612
Other income	6,955	6,446	12,820	13,542
Total revenues	143,976	273,915	255,346	490,075
BENEFITS AND EXPENSES
Interest sensitive and index product benefits	104,477	120,569	209,238	215,400
Change in value of index product embedded derivatives	(30,321)	276	(133,491)	(3,767)
Traditional life insurance benefits	22,602	23,411	49,854	48,081
Increase in traditional life future policy benefits	11,037	11,693	22,427	19,229
Distributions to participating policyholders	5,023	5,656	10,293	11,248
Underwriting, acquisition and insurance expenses	46,992	51,534	93,683	93,644
Interest expense	4,448	4,511	8,899	7,799
Other expenses	6,137	5,673	12,092	11,696
Total benefits and expenses	170,395	223,323	272,995	403,330
	(26,419)	50,592	(17,649)	86,745
Income taxes	9,996	(16,940)	7,538	(29,347)
Minority interest in loss (earnings) of subsidiaries	7	5	16	(5)
Equity income (loss), net of related income taxes	(159)	189	(42)	564
Net income (loss)	(16,575)	33,846	(10,137)	57,957
Dividends on Series B preferred stock	(37)	(37)	(75)	(75)
Net income (loss) applicable to common stock	$(16,612)	$33,809	$(10,212)	$57,882

Earnings (loss) per common share - assuming dilution	$(0.56)	$1.12	$(0.34)	$1.91

Weighted average common shares	29,892,078	29,681,654	29,875,671	29,641,038
Effect of dilutive securities	-	603,538	-	626,403
Weighted average common shares – diluted, net income basis	29,892,078	30,285,192	29,875,671	30,267,441

(1) Reconciliation of Net Income (Loss) to Operating Income (Unaudited)

In addition to net income (loss), FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of realized/unrealized gains and losses on investments, the change in net unrealized gains and losses on derivatives and the cumulative effect of changes in accounting principles. FBL uses operating income, in addition to net income (loss), to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter, and the cumulative effect of change in accounting principles is a nonrecurring item. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income (loss), provides information that may enhance an investor’s understanding of FBL’s underlying results and profitability. A reconciliation of net income (loss) to operating income is provided in the following table (dollars in thousands, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net income (loss) applicable to common stock	$(16,612)	$33,809	$(10,212)	$57,882
Adjustments:
Net realized/ unrealized (gains) losses on investments (a)	42,642	(1,365)	54,807	(2,319)
Net change in unrealized gains/ losses on derivatives (a)	(4,939)	(8,278)	(8,474)	(9,621)
Cumulative effect of change in accounting principle	-	-	-	283
Operating income applicable to common stock	$21,091	$24,166	$36,121	$46,225

Operating income per common share – assuming dilution	$0.70	$0.80	$1.20	$1.53

Weighted average common shares – diluted, operating income basis	30,102,367	30,285,192	30,154,953	30,267,441

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Loss (Unaudited)

	June 30,	December 31,
	2008	2007
Book value per share	$24.39	$29.98
Less: Accumulated other comprehensive loss	(6.19)	(1.21)
Book value per share,
excluding accumulated other comprehensive loss	$30.58	$31.19

Book value per share excluding accumulated other comprehensive loss is a non-GAAP financial measure. Accumulated other comprehensive loss totaled $186.8 million at June 30, 2008 and $36.3 million at December 31, 2007. Since accumulated other comprehensive loss fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2008	2007
Assets
Investments	$11,269,932	$11,067,070
Cash and cash equivalents	75,240	84,015
Deferred policy acquisition costs	1,161,533	991,155
Deferred sales inducements	378,559	321,263
Other assets	572,761	601,618
Assets held in separate accounts	794,846	862,738
Total assets	$14,252,871	$13,927,859

Liabilities and stockholders’ equity
Policy liabilities and accruals	$11,521,543	$10,900,658
Other policyholders’ funds	655,685	608,894
Debt	316,967	316,930
Other liabilities	225,090	335,657
Liabilities related to separate accounts	794,846	862,738
Total liabilities	13,514,131	13,024,877

Minority interest in subsidiaries	130	91

Stockholders’ equity	738,610	902,891
Total liabilities and stockholders’ equity	$14,252,871	$13,927,859

Common Shares Outstanding	30,163,927	30,019,728

FFG-1

CONTACT:
FBL Financial Group, Inc.
Kathleen Till Stange, 515-226-6780
Investor Relations Vice President
Kathleen.TillStange@FBLFinancial.com